UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

NEW ERA HELIUM INC.
(Name of Registrant As Specified In Charter)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

NEW ERA HELIUM INC.

4501 Santa Rosa Drive

Midland, TX 79707

INFORMATION STATEMENT

We Are Not Asking You for a Proxy and You are

Requested Not To Send Us a Proxy

NOTICE OF SHAREHOLDER ACTION BY WRITTEN CONSENT

GENERAL INFORMATION

To the Holders of Common Stock of New Era Helium Inc.:

This Information Statement is first being mailed on or about January 28, 2025 to the holders of record of the outstanding voting stock, $0.0001 par value per share (“Common Stock”), of New Era Helium, Inc., a Nevada corporation (the “Company”), as of the close of business on December 20, 2024 (the “Record Date”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Information Statement relates to actions taken by written consent in lieu of a meeting (the “Written Consent”) of the shareholders of the Company owning a majority of the voting power of the outstanding shares of common stock (the “Majority Shareholders”) as of the Record Date. Except as otherwise indicated by the context, references in this Information Statement to “we,” “us” or “our” are references New Era Helium Inc., a Nevada corporation and its consolidated subsidiaries.

The Written Consent:

1.	approved an amendment to our amended and restated articles of incorporation (the “Approval of Amendment”) to increase the total authorized shares of capital stock from 75,000,000 to 250,000,000 (the “Authorized Shares Increase”), consisting of 245,000,000 shares of Common Stock and 5,000,000 shares of preferred stock (“Preferred Stock”); and

2.	approved the issuance of shares of Common Stock issuable pursuant to that certain (i) Equity Purchase Facility Agreement dated as of December 6, 2024 (the “EPFA”), by and between us and ATW AI Infrastructure LLC (“ATW AI LLC”), (ii) Senior Secured Convertible Promissory Note dated as of December 6, 2024 (the “Initial Note”), issued by us to ATW AI LLC, (iii) senior secured convertible promissory note issuable to ATW AI LLC subject to the satisfaction or waiver of certain conditions and (iv) warrants issued by us to ATW AI Infrastructure II LLC (“ATW AI II LLC”) to purchase a total of $30,000,000 worth of shares of common stock, in excess of 19.99% of the total issued and outstanding shares of Common Stock as of December 6, 2024 (the “Exchange Cap”) at an average price that is less than the “Minimum Price” (as defined under Nasdaq rules) in order to comply with Listing Rule 5635(d) of The Nasdaq Stock Market LLC (the “Approval of Share Issuances”).

The Written Consent constitutes the consent of a majority of the voting power of the outstanding shares of stock of the Company and is sufficient under the Nevada Revised Statutes, our articles of incorporation and our amended and restated bylaws (“Bylaws”) to approve the actions described herein. Accordingly, the Approval of Amendment and the Approval of Share Issuances are not presently being submitted to our other shareholders for a vote. Pursuant to Rule 14c-2 under the Exchange Act, the action described herein will not be implemented until a date at least twenty (20) calendar days after the date on which this Information Statement has been first mailed to the shareholders. A majority of the Company’s stockholders entered into voting agreements with the Company on December 6, 2024 (the “Voting Agreements”), pursuant to which such stockholders agreed to vote for the Approval of Amendment and the Approval of Share Issuances.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

This Information Statement has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and is being furnished, pursuant to Section 14C of the Exchange Act to the holders of voting stock (“Shareholders”) to notify the Shareholders of the approval of the Approval of Amendment and the Approval of Share Issuances. Shareholders of record at the close of business on December 20, 2024 are entitled to notice of the Written Consent. Because this action has been approved by the holders of the required majority of the voting power of our outstanding shares of stock, no proxies were or are being solicited. The Approval of Amendment and the Approval of Share Issuances will not be effected until at least 20 calendar days after the mailing of the Information Statement accompanying this notice. We are mailing the Notice of Shareholder Action by Written Consent to the Shareholders on or about January 28, 2025.

PLEASE NOTE THAT THIS IS NOT A NOTICE OF A MEETING OF SHAREHOLDERS AND NO SHAREHOLDERS MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING SHAREHOLDERS OF THE MATTERS DESCRIBED HEREIN PURSUANT TO SECTION 14(C) OF THE EXCHANGE ACT AND THE REGULATIONS PROMULGATED THEREUNDER, INCLUDING REGULATION 14C.

By Order of the Board of Directors,

/s/ E. Will Gray II
E. Will Gray II Chairman of the Board of Directors
January 28, 2025

INTRODUCTION

This Information Statement is being first mailed on or about January 28, 2025 to the Shareholders by the Board of Directors of the Company (“Board”) to provide material information regarding the Approval of Amendment and the Approval of Share Issuances that have been approved by the Written Consent of the Majority Shareholders.

Only one copy of this Information Statement is being delivered to two or more shareholders who share an address unless we have received contrary instruction from one or more of such shareholders. We will promptly deliver, upon written or oral request, a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered. If you would like to request additional copies of the Information Statement, or if in the future you would like to receive multiple copies of information statements or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct us by writing to the corporate secretary at the Company’s executive offices at the address specified above.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE MATTERS DESCRIBED HEREIN.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the shares of stock held of record by them.

AUTHORIZATION BY THE BOARD OF DIRECTORS

AND THE MAJORITY SHAREHOLDERS

Under the Nevada Revised Statutes (“NRS”) and the Company’s Bylaws, any action that can be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that will be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted to consent to such action in writing. The approval of the Approval of Amendment and the Approval of Share Issuances requires the affirmative vote or written consent of a majority of the voting power of the issued and outstanding shares of stock. Each holder of our Common Stock is entitled to one vote per share of Common Stock held of record on any matter which may properly come before the shareholders. There are no other shares of capital stock outstanding.

On the Record Date, the Company had 12,990,794 shares of Common Stock issued and outstanding, with the holders thereof being entitled to cast one vote per share. On January 2, 2025, the Majority Shareholders adopted resolutions approving the Approval of Amendment and the Approval of Share Issuances.

CONSENTING SHAREHOLDERS

On January 2, 2025, the Majority Shareholders, being the record holders of 8,443,090 shares of Common Stock, adopted resolutions, among other things, approving the adoption of the Approval of Amendment and the Approval of Share Issuances. The voting power held by the Majority Shareholders represented approximately 64.99% of the total voting power of all issued and outstanding stock of the Company as of the Record Date.

We are not seeking written consent from any other shareholder of the Company, and the other shareholders will not be given an opportunity to vote with respect to the Approval of Amendment and the Approval of Share Issuances. All necessary corporate approvals have been obtained. This Information Statement is furnished solely for the purposes of advising shareholders of the action taken by Written Consent and giving shareholders notice of such actions taken as required by the Exchange Act.

As the actions relating to the Approval of Amendment and the Approval of Share Issuances were taken by Written Consent, there will be no security holders’ meeting and representatives of the principal accountants for the current year and for the most recently completed fiscal year will not have the opportunity to make a statement if they desire to do so and will not be available to respond to appropriate questions from our shareholders.

APPROVAL OF AMENDMENT OF AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF CAPITAL STOCK FROM 75,000,000 TO 250,000,000

On January 2, 2025, our Board approved, subject to shareholder approval, an amendment of our Amended and Restated Articles of Incorporation (“Articles of Incorporation”) to increase our authorized capital stock from 75,000,000 to 250,000,000 shares, consisting of 245,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. Subsequent to our Board’s approval of the Amendment, the holders of a majority of the voting power of our voting stock approved, by written consent, the Authorized Shares Increase on January 2, 2025. We expect that the Amendment will be effective on or about February 18, 2025, at such time as the Amendment is filed with the Secretary of State of the State of Nevada.

Increase in Authorized Shares

We currently have authorized capital stock of 70,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 undesignated shares of preferred stock. As of the Record Date, there were 13,165,152 shares of common stock issued and outstanding. When the Amendment becomes effective, our authorized shares of Common Stock will increase from 70,000,000 to 245,000,000 and there will be no immediate change in the number of issued and outstanding shares of Common Stock. Although the Amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of our existing stockholders, any future issuance of additional authorized shares of Common Stock may, among other things, dilute the earnings per share of Common Stock and the equity and voting rights of those holding our common stock at the time the additional shares are issued.

Purposes of the Increase in Authorized Shares

Having an increased number of authorized but unissued shares of our capital stock would allow us to take prompt action with respect to corporate opportunities that develop, without the delay and expense of convening a special meeting of stockholders for the purpose of approving an increase in our capitalization. The newly authorized common stock would be available for issuance from time to time as determined by our Board for any proper corporate purpose. Such purposes might include, without limitation, issuance in public or private sales for cash as a means of obtaining additional capital for use in our business and operations, and issuance as part or all of the consideration required to be paid by us for acquisitions of other businesses or assets.

Potential Anti-Takeover Effects of the Increase in Capital Stock

Any additional issuance of Common Stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change in control. Shares of Common Stock could be issued, or rights to purchase such shares could be issued, to render more difficult or discourage an attempt to obtain control of our Company by means of a tender offer, proxy contest, merger or otherwise. The ability of our Board to issue such additional shares of Common Stock could discourage an attempt by a party to acquire control of the Company by tender offer or other means. Such issuances could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price that such an attempt could cause. Moreover, the issuance of such additional shares of Common Stock to persons whose interests are aligned with that of our Board could make it more difficult to remove incumbent officers and directors from office, even if such change were to be favorable to stockholders generally.

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board or contemplating a tender offer or other transaction for the combination of our Company with another company), the Amendment was not proposed or adopted in response to any effort of which we are aware to accumulate shares of Common Stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar actions having an anti-takeover effect to the Board and our shareholders.

Our Board believes that it is advisable and in the best interests of the Company to have available additional authorized but unissued shares of Common Stock in an amount adequate to provide for our future needs. The unissued shares of Common Stock will be available for issuance from time to time as may be deemed advisable or required for various purposes, including the issuance of shares in connection with financing or acquisition transactions. We have no present plans or commitments for the issuance or use of the proposed shares of Common Stock in connection with any financing other than shares issuable pursuant to outstanding derivative securities or agreements existing as of the date of this Information Statement, of which information is publicly available in our filings with the SEC.

APPROVAL OF THE ISSUANCE OF SHARES ISSUABLE PURSUANT TO THE EPFA, THE NOTES AND THE WARRANTS IN EXCESS OF THE EXCHANGE CAP AT AN AVERAGE PRICE THAT IS LESS THAN THE NASDAQ “MINIMUM PRICE” IN ORDER TO COMPLY WITH NASDAQ LISTING RULE 5635(D)

On January 2, 2025, the Majority Shareholders approved the issuance of shares issuable pursuant to the EPFA, the conversion of the Notes and the exercise of the Warrants, in excess of the Exchange Cap at an average price that is less than the Nasdaq “Minimum Price” in order to comply with Nasdaq Listing Rule 5635(d).

Nasdaq

Nasdaq Listing Rule 5635(d) requires the Company to obtain shareholder approval prior to the issuance of shares of Common Stock in connection with certain non-public offerings involving the sale, issuance or potential issuance by the Company of shares of Common Stock (and/or securities convertible into or exercisable for shares of Common Stock) equal to 20% or more of the shares of Common Stock outstanding as of the execution date of the definitive agreement and where the price of the Common Stock to be issued is below the “Minimum Price.” “Minimum Price” means a price that is the lower of: (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq Official Closing Price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement. Shares of Common Stock issuable upon the exercise or conversion of warrants, options, debt instruments, preferred stock or other equity securities issued or granted in such non-public offerings will be considered shares issued in such a transaction in determining whether the 20% limit has been reached, except in certain circumstances such as issuing warrants that are not exercisable for a minimum of six months and have an exercise price that exceeds market value.

The issuance of shares of Common Stock pursuant to the EPFA and upon the conversion and exercise of the Notes and the Warrants, respectively, into shares of Common Stock in excess of the Exchange Cap at an average price that is less than the Nasdaq “Minimum Price” will require shareholder approval.

Equity Purchase Facility Agreement

On December 6, 2024, we entered into the Equity Purchase Facility Agreement with ATW AI LLC. Pursuant to the EPFA, we have the right, and not the obligation, to sell to ATW AI LLC up to $75 million of Common Stock, at our request during the commitment period commencing on December 6, 2024 and terminating on the first day of the month following the 36 month anniversary of December 6, 2024. Each issuance and sale by us to ATW AI LLC is subject to a maximum limit equal to the greater of (i) 400% of the aggregate volume traded of the Common Stock for the five trading days immediately preceding an advance notice and (ii) the quotient of $1,000,000 (or $2,000,000 if it is an Accelerated Purchase) divided by the opening price of the Common Stock on the trading day prior to the advance notice. The shares of Common Stock will be issued and sold to ATW AI LLC at a per share price equal to 95% of the lower of (i) the lowest trading price during the three consecutive trading days commencing on the advance notice date if a Regular Purchase (or the same trading day if an Accelerated Purchase) and (ii) the VWAP of the Common Stock during the applicable pricing period if a Regular Purchase (or the lowest daily VWAP if an Accelerated Purchase). “VWAP” means for any trading day, the daily volume weighted average price of the Common Stock for such trading day on the principal market during regular trading hours as reported by Bloomberg L.P through its “AQR” function.

The advances are subject to certain limitations, including that ATW AI LLC cannot purchase any shares that would result in it beneficially owning more than 4.99% of the Common Stock at the time of an advance (the “Ownership Limitation”) or acquiring Common Stock in excess of 19.99% of the total issued and outstanding shares of Common Stock as of December 6, 2024 at an average price that would be less than $10.76, which is the closing price on the date immediately prior to the execution of the EPFA. The Ownership Limitation may be raised or lowered to any other percentage not in excess of 9.99%, at the option of ATW AI LLC, except that any increase will only be effective upon 61 days’ prior written notice to the Company. The Exchange Cap will not apply under certain circumstances, including, where the Company has obtained shareholder approval to issue in excess of the Exchange Cap in accordance with the rules of Nasdaq or such issuances do not require shareholder approval under Nasdaq’s “minimum price rule.” Additionally, if the total number of Common Stock traded on Nasdaq during the applicable pricing period is less than the Volume Threshold (as defined below), then the number of Common Stock issued and sold pursuant to such advance notice will be reduced to the greater of (i) (A) 30% of the trading volume of the Common Stock on Nasdaq during the relevant pricing period as reported by Bloomberg L.P. for the Regular Purchase Pricing Period (as defined in the EPFA) or (B) 10% for the Accelerated Purchase Pricing Period (as defined in the EPFA) and (ii) the number of Common Stock sold by ATM AI LLC during such pricing period, but in each case not to exceed the amount requested in the advance notice. “Volume Threshold” is defined as a number of Common Stock equal to the quotient of (i) the number of shares in the advance notice requested by the Company divided by (ii) (x) 0.30 for the Regular Purchase Pricing Period or (y) 0.10 for the Accelerated Purchase Pricing Period.

The EPFA also provides for the issuance of two pre-paid advances in the aggregate amount of $10 million, the first pre-paid advance in the amount of $7 million and the second pre-paid advance in the amount of $3 million.

On January 22, 2025, the Company delivered advance notices to ATW AI LLC with respect to an aggregate 800,000 shares of Company Common Stock, which shares were subsequently issued and sold to ATW AI LLC for an aggregate purchase price of $2,112,800.

Notes

The Initial Note. On December 6, 2024, we issued a Senior Secured Convertible Promissory Note to ATW AI LLC (the “Holder”) in the principal amount of $7 million for a purchase price of $6.37 million. The Initial Note provides for a 7% original issue discount and is for a term of 15 months. Commencing on the ninetieth (90th) day following the issuance date, and continuing on the same day of each successive calendar month until the entire outstanding principal amount has been repaid, we are required to make monthly payments to the Holder in an amount equal to the sum of (i) one twelfth (1/12) of the initial aggregate principal of the Initial Note and all other notes issued pursuant to the EPFA, plus (ii) accrued and unpaid under the Initial Note as of each payment date. Interest accrues on the outstanding principal balance hereof at an initial annual rate equal to 10% (“Interest Rate”), which Interest Rate will increase to an annual rate of 18% upon the occurrence of an Event of Default (as defined in the Initial Note).

The Initial Note is convertible into shares of Common Stock at the option of the Holder at an initial conversion price of $10.00 per share (the “Conversion Price”). Subject to certain exceptions outlined in the Initial Note, including, but not limited to, equity issuances in connection with its equity incentive plan and certain strategic acquisitions, if the Company sells, enters into an agreement to sell, or grants any option to purchase, or sells, enters into an agreement to sell, or otherwise disposes of or issues (or announces any offer, sale, grant or any option to purchase or other disposition) any shares of Common Stock or any other securities that are at any time convertible into, or exercisable or exchangeable for, or otherwise entitle the holder thereof to receive, Common Stock, at an effective price per share less than the Conversion Price of the Note then in effect, the Conversion Price will be reduced to equal the effective price per share in such dilutive issuance. The Conversion Price is also subject to a downward adjustment if an Event of Default occurs. The Conversion Price is subject to an initial floor price of $2.00 per share of Common Stock, however beginning on the effective date of the initial Registration Statement, and on the same day of every six (6) months thereafter (each, a “Floor Price Reset Date”), the floor price will be reduced to 20% of the average VWAP during the five (5) trading days immediately prior to such Floor Price Reset Date. Additionally, we may reduce the floor price to any amount set forth in a written notice to the Holder, provided that any such reduction will be irrevocable and will not be subject to increase thereafter. Currently, the Initial Note is initially convertible into 770,000 shares of Common Stock, assuming a conversion price of $10 and no accrued and unpaid interest. The Company may prepay the Note at its option, upon thirty (30) business days written notice, by paying a 10% redemption premium.

The Subsequent Note. On January 16, 2025 (the “Issuance Date”), following the effectiveness of the Company’s Registration Statement on Form S-1, as amended, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 30, 2024, and pursuant to the terms of the EPFA, the Company issued another Senior Secured Convertible Promissory Note (the “Subsequent Note” and, together with the Initial Note, the “Notes”) to the Holder in an aggregate principal amount of $3.0 million for an aggregate purchase price of $2.79 million after giving effect to a 7% original issue discount. The Subsequent Note is for a term of 15 months from the Issuance Date. Commencing on the ninetieth (90th) day following the Issuance Date, and continuing on the same day of each successive calendar month until the entire outstanding principal amount has been repaid, the Company is required to make monthly payments to the Holder. Each monthly payment will be in an amount equal to the sum of (i) one twelfth (1/12) of the initial aggregate principal of the Subsequent Note and all other notes issued pursuant to the EPFA, plus (ii) accrued and unpaid under the Subsequent Note as of each payment date. Interest accrues on the outstanding principal balance hereof at the Interest Rate, which Interest Rate will increase to an annual rate of 18% upon the occurrence of an Event of Default (as defined in the Subsequent Note).

The Subsequent Note is convertible into shares of Company Common Stock at the option of the Holder at the Conversion Price. Subject to certain exceptions outlined in the Subsequent Note, including, but not limited to, equity issuances in connection with its equity incentive plan and certain strategic acquisitions, if the Company sells, enters into an agreement to sell, or grants any option to purchase, or sells, enters into an agreement to sell, or otherwise disposes of or issues (or announces any offer, sale, grant or any option to purchase or other disposition) any shares of Common Stock or any other securities that are at any time convertible into, or exercisable or exchangeable for, or otherwise entitle the holder thereof to receive, Common Stock, at an effective price per share less than the Conversion Price of the Subsequent Note then in effect, the Conversion Price will be reduced to equal the effective price per share in such dilutive issuance. The Conversion Price is also subject to a downward adjustment if an Event of Default occurs. The Conversion Price is subject to an initial floor price (the “Subsequent Note Floor Price”) of $0.7176 per share of Common Stock; however, beginning on July 15, 2025 and on the same day of every six (6) months thereafter (each, a “Subsequent Note Floor Price Reset Date”), the Subsequent Note Floor Price will be reduced to 20% of the average volume weighted average price of the Common Stock for such trading day on the primary market of the Common Stock during regular trading hours as reported by Bloomberg L.P. (the “VWAP”) during the five (5) trading days immediately prior to such Subsequent Note Floor Price Reset Date. Additionally, the Company may reduce the Subsequent Note Floor Price to any amount set forth in a written notice to the Holder, provided that any such reduction will be irrevocable and will not be subject to increase thereafter. Currently, the Subsequent Note initially is convertible into 330,000 shares of Common Stock, assuming a conversion price of $10 and no accrued and unpaid interest. The Company may prepay the Subsequent Note at its option, upon thirty (30) business days written notice, by paying a 10% redemption premium.

From and after the occurrence of an Event of Default, the Holder may elect to convert the Initial Note or the Subsequent Note into shares of the Common Stock at the “Event of Default Conversion Price,” which is equal to the lower of:

•  The Conversion Price then in effect; and

•  90% of the lowest VWAP of the Common Stock during the ten (10) consecutive trading days immediately prior to the date on which we received written notice of such conversion from such holder, subject to the Floor Price or Subsequent Note Floor Price, as applicable.

A Holder shall not have the right to convert any portion of the Initial Note or the Subsequent Note to the extent that, after giving effect to such conversion, the Holder (together with its related parties) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of shares of our Common Stock outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the Holder, except that any increase will only be effective upon 61 days’ prior written notice to the Company.

At any time, the Company may redeem in cash all, or any portion, of the Initial Note or the Subsequent Note, in an amount equal to the outstanding principal balance being redeemed, plus a 10% premium in respect of such principal amount, plus all accrued and unpaid interest, if any, on such principal amount.

Securities Purchase Agreement

On December 6, 2024, the Company and ATW AI Infrastructure II LLC (“ATW AI II LLC”) entered into a securities purchase agreement (the “Warrant Purchase Agreement”) pursuant to which the Company issued and sold to ATW AI II LLC warrants to purchase up to $30,000,000 of Common Stock (the “Warrant Shares”) comprised of two tranches, (i) a warrant to purchase up to $10,000,000 of Common Stock (the “First Tranche Warrant”) and (ii) a warrant to purchase up to $20,000,000 of Common Stock (the “Second Tranche Warrant”).

Warrants

The Warrants may be exercised on any day on or after December 6, 2024, in whole or in part at an initial exercise price of $10.00 per share (the “Exercise Price”), subject to certain adjustments as provided in the applicable Warrant.

The number of Warrant Shares issuable upon exercise of First Tranche Warrant is equal to the quotient of (i) the product of (x) $10 million minus any amounts previously paid to exercise the Warrants and (y) multiplied by 110%, and (ii) divided by the Exercise Price then in effect. Currently, the number of Warrant Shares issuable upon exercise of the First Tranche Warrant is equal to 1,100,000, assuming an Exercise Price of $10 and equal to 5,500,000, assuming a Warrant Floor Price (as defined below) of $2.00. The number of Warrant Shares issuable upon exercise of Second Tranche Warrant is equal to 2,140,000, subject to certain adjustments.

The First Tranche Warrant and the Second Tranche Warrant will expire on the twenty (20) month anniversary and the five (5) year anniversary, respectively, of the effective date of the registration statement registering the resale of the Warrant Shares. Subject to certain exceptions outlined in the Warrants, including, but not limited to, equity issuances in connection with its equity incentive plan and certain strategic acquisitions, if the Company sells, enters into an agreement to sell, or grants any option to purchase, or sells, enters into an agreement to sell, or otherwise disposes of or issues (or announces any offer, sale, grant or any option to purchase or other disposition) any shares of Common Stock or any other securities that are at any time convertible into, or exercisable or exchangeable for, or otherwise entitle the holder thereof to receive, Common Stock, at an effective price per share less than the Exercise Price of the Warrants then in effect, the Exercise Price of the Warrants will be reduced to equal the effective price per share in such dilutive issuance. Further, the Exercise Price of the Warrants is subject to a floor price of $2.00 per share of Common Stock (“Warrant Floor Price”). Beginning the effective date of the initial registration statement, and on the same day of every six (6) months thereafter (each, a “Warrant Floor Price Reset Date”), the Warrant Floor Price will be reduced to 20% of the average VWAP during the five (5) trading days immediately prior to such Warrant Floor Price Reset Date. Additionally, we may reduce the Warrant Floor Price to any amount set forth in a written notice to ATW AI II LLC, provided that any such reduction will be irrevocable and will not be subject to increase thereafter.

Pursuant to the terms of the Warrant Purchase Agreement, the Company is required to cause the shareholders to approve (i) the issuance of all of the Warrant Shares in compliance with the rules and regulations of Nasdaq and (ii) an amendment to the Articles of Incorporation to increase the number of authorized shares of capital stock of the Company to 250,000,000, of which were approved by the Majority Shareholders on January 2, 2025.

ATW AI II LLC will not have the right to exercise any portion of the Warrants to the extent that, after giving effect to such exercise, ATW AI II LLC (together with certain related parties) would beneficially own in excess of the Maximum Percentage of shares of our Common Stock outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the holder, except that any increase will only be effective upon 61 days’ prior written notice to us.

Voting Agreements

Pursuant to the EPFA and the Warrant Purchase Agreement, stockholders holding at least 51% of the shares of Common Stock as of December 6, 2024 entered into voting agreements with the Company pursuant to which they agreed to vote for the proposals to be approved in connection with each agreement.

Effect of Approval

ATW AI LLC and ATW AI II LLC will be permitted to be issued shares of Common Stock pursuant to the EPFA or will be able to convert the Notes or exercise the Warrants into shares of Common Stock, as applicable, in excess of the Exchange Cap at an average price that would be less than $10.76 beginning 20 calendar days after mailing the Information Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information regarding the beneficial ownership of the common stock by (i) our directors and named executive officers; (ii) all the named executives and directors as a group and (iii) any other person or group that to our knowledge beneficially owns more than five percent of our outstanding shares of common stock.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of January 28, 2025, are deemed to be outstanding and beneficially owned by the person holding the options. Shares issuable pursuant to stock options or warrants are deemed outstanding for computing the percentage ownership of the person holding such options or warrants but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below will have sole voting and investment power with respect to all shares of common stock that they will beneficially own, subject to applicable community property laws.

The beneficial ownership of shares of common stock is calculated based on 13,965,152 shares of Common Stock outstanding as of January 28, 2025.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Stock.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Directors and Named Executive Officers of the Company
E. Will Gray II(2)	879,819	6.30%
Michael J. Rugen	—	—%
Phil Kornbluth	—	—%
William H. Flores	—	—%
Charles Nelson	—	—%
Stan Borowiec	—	—%
All Directors and Executive Officers of the Company as a Group (6 Individuals)	879,819	6.30%

5%+ Holders
Joel Solis(3)(4)	2,115,581	15.15%
Casey Solis(5)(6)	1,034,898	7.41%
Robert Solis(7)(8)	1,034,898	7.41%
CR Financial Holdings Inc(9)(10)	803,969	5.76%
Pecos Slope Holdings LLC(11)(12)	879,819	6.30%
John Lipman	844,554	6.05%

*	Less than one percent.

(1)	Unless otherwise noted, the business address of each of the individuals is c/o New Era Helium Inc., 4501 Santa Rosa Drive, Midland, TX 79707.

(2)	Includes 879,819 shares which are owned by Pecos Slope Holdings LLC, of which Will Gray II has sole voting and dispositive power.

(3)	Includes 2,115,581 shares owned by Joel Solis in which he has voting and dispositive power.

(4)	The mailing address of this shareholder is 6801 Executive Court, Midland, TX 79707.

(5)	Includes 1,034,898 shares owned by Casey Solis in which he has voting and dispositive power.

(6)	The mailing address of this shareholder is 4208 Timberglen Place, Midland, Texas 79707.

(7)	Includes 1,034,898 shares owned by Robert Solis in which he has voting and dispositive power.

(8)	The mailing address of this shareholder is 2741 North Faudree Road, Apt. 2303, Odessa, TX 79765.

(9)	CR Financial Holdings, Inc., has voting and dispositive power on shares owned by CR Financial Holdings Inc.

(10)	The business address of this shareholder is 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660.

(11)	E. Will Gray II has voting and dispositive power on shares owned by Pecos Slope Holdings LLC.

(12)	The mailing address of this shareholder is 28012 Palos Verdes Drive, E, Ranchos Palos Verdes, CA 90275.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

No person who has been our officer or director, or to our knowledge, any of their associates, has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon. None of our directors opposed the actions to be taken by the Company.

ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports and other information with the SEC under the Exchange Act. You may obtain copies of this information by mail from the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports and other information about issuers that file electronically with the SEC. The address of that website is www.sec.gov.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to shareholders who share a single address unless we received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a shareholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at 4501 Santa Rosa Drive, Midland, TX 79707.

If multiple shareholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each shareholder a separate copy of future mailings, you may mail notification to, or call the Company at, its principal executive offices. Additionally, if current shareholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to shareholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

This Information Statement is provided to the shareholders of the Company only for information purposes in connection with the Majority Shareholders’ approval of the Approval of Amendment and the Approval of Share Issuances pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the SEC. Such reports and other information and a copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the web site is www.sec.gov.

By Order of the Board of Directors,

/s/ E. Will Gray II
E. Will Gray II Chairman of the Board of Directors
January 28, 2025